SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

                          BLUGRASS ENERGY INC.
 (Exact name of Company as specified in its charter)

                            Nevada
(State or other jurisdiction of incorporation)

333-135852	20-4952339
(Commission File Number)	(IRS Employer Identification No.)

13465 Midway Road, Suite 322, LB 10, Dallas, Texas 75244
(Address of principal executive offices)                (Zip Code)

Company’s telephone number, including area code:  (972) 404-9995

____________________________________________
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.06.       Material Impairments.

On January 24, 2011, Blugrass Energy Inc. (the “Company”) entered into an asset purchase agreement with Quad Energy Corp. for the sale of 100% of the Company’s rights, title and interest to certain properties located in and around the Cave Pool Unit (Marks and Garner Productions) in Eddy County, New Mexico (the “Eddy County Properties”).  The Eddy County Properties consist of leasehold interests in approximately 2,800 acres and all existing equipment used to produce oil and natural gas located on the Eddy County Properties.  As consideration for the sale of these assets, the Company was to receive 5,000,000 shares of Quad Energy Corp. common stock, then valued at $.10 per share.  The transaction closed on January 25, 2011 and the Company recorded on its balance sheet, an investment in Quad Energy Corp. in the amount of $500,000.

On June 30, 2011, the Company’s executive officers made the determination that the investment in Quad Energy Corp. was impaired, by reference to then-current trading information on the common shares of Quad Energy Corp., traded under the symbol CDID.PK.  Accordingly, also on June 30, 2011, the Company’s executive officers made the determination that a material charge for impairment was required under generally accepted accounting principles.

The Company’s executive officers considered the loss in value to be other than temporary, and consequently the Company recorded a loss of $475,000, of which $325,000 was recorded on the March 31, 2011 statement of operations and the remaining $150,000 was recorded on the June 30, 2011 statement of operations.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 15, 2011

BLUGRASS ENERGY INC.

By:	/s/ Abram Janz
Abram Janz President and Chief Executive Officer